Pac-West Telecomm Recieves Nasdaq Extension

Provided an additional 180 days, or until September 11, 2006, to regain compliance

Stockton, CA - March 15, 2006 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of traditional and next-generation voice communications services, today announced it has received an extension of 180 days, or until September 11, 2006, to regain compliance with Nasdaq’s continued listing standards.

On September 15, 2005, Nasdaq notified Pac-West that the bid price of its common stock had closed below $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Nasdaq Marketplace Rule 4310(c)(4). At that time, Pac-West was provided a 180 calendar day extension, until March 14, 2006, to regain compliance.

On March 15, 2006, Nasdaq notified Pac-West that it had not regained compliance, but due to the fact that the company met all initial inclusion criteria for the Nasdaq Capital Market with the exception of the minimum bid requirement, would be provided an additional 180 calendar day compliance period, or until September 11, 2006, to regain compliance. If, at any time before September 11, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide notification that Pac-West has regained compliance.

If compliance cannot be demonstrated by September 11, 2006, Nasdaq will provide notification that Pac-West’s securities will be delisted. At that time, Pac-West may appeal Nasdaq’s determination to a Listing Qualifications Panel.

Pac-West intends to monitor the bid price between now and September 11, 2006, and consider available options if its common stock does not trade at a level that is likely to result in Pac-West regaining compliance with the Nasdaq minimum bid price requirement.

About Pac-West Telecomm, Inc.

Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, and Oregon. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; migration of our enterprise customer base to U.S. TelePacific Corp. occurring sooner or later than contemplated; the possible delisting of our common shares from the Nasdaq Capital Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

For more information, reporters may contact:

John Amaya
Pac-West
209-926-4195
jamaya@pacwest.com

For more information, investors may contact:

Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com